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                                                                    EXHIBIT 10ae

                                 U S WEST, INC.
                      EXECUTIVE SHORT-TERM INCENTIVE PLAN



                                  Section 1
                                   PURPOSE

        The purpose of the U S WEST, Inc. Executive Short-Term Incentive Plan (the "Plan") is to provide key executives of U S WEST, Inc. and its subsidiaries (the "Company") with incentive compensation based upon the achievement of established performance goals.

                                  Section 2
                                 ELIGIBILITY

        Eligibility for the Plan is limited to the Chief Executive Officer of U S WEST, Inc. and any individuals employed by the Company (at the end of any calendar year) who appear in the Summary Compensation Table of the Company's Proxy Statement to Shareholders for that year. The Human Resources Committee of the U S WEST Board of Directors (the "Committee") shall certify eligibility for participation. Individuals eligible to participate in the Plan are herein called "Participants."

                                  Section 3
                                    AWARDS

        Participants will be eligible to receive equal shares of a cash bonus pool established annually, as described in Section 5, provided that the Committee shall have the authority to reduce the share of any participant to the extent it deems appropriate. Any such reduction of a participant's share will not result in an increase of another participant's share.





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                                  Section 4
                             PERFORMANCE PERIODS

        Each performance period ("Period") shall have a duration of one calendar year, commencing on January 1, and terminating on December 31.

                                  Section 5
                             PERFORMANCE FORMULA

        5.1 At the end of each Period the Committee will certify the amount of the cash bonus pool pursuant to Section 5.2.

        5.2 The cash bonus pool for any Period will be 0.25% (one-quarter of one percent) of Cash Provided by Operating Activities for U S WEST, Inc. and its consolidated subsidiaries, determined in accordance with the standards of the Financial Accounting Standards Board, less any amount that the Committee deems appropriate. In the event that the Committee elects to reduce the cash bonus pool to an amount that is less than 0.25% of Cash Provided by Operating Activities, the amount by which the pool is reduced may, at the Committee's sole discretion, be added to the cash bonus pool that is available for any subsequent Period or Periods.

        5.3 A Participant's share of the cash bonus pool shall be calculated by dividing the amount of the cash bonus pool by the number of participants in the Plan. The Committee shall have the authority to reduce any participant's share of the cash bonus pool to the extent it deems appropriate. In determining the amount to be paid to a participant for any Period, the Committee will consider a number of performance factors, including, but not limited to, the Company's net income and cash flow, quality indicators, and other relative operating and strategic results.

        5.4 Shares of the cash bonus pool will be paid in the year following the completion of the performance period.

                                  Section 6
                          SPECIAL DISTRIBUTION RULES

        6.1 Change of Control. Notwithstanding any other provision of this Plan, in the event of a Change of Control, as defined below, the following shall occur:
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                (a)     The cash bonus pool shall be calculated as if the
end of the Period were the date of the Change of Control;

                (b) Each Participant's share of the cash bonus pool shall be determined subject to Section 5.3; and

                (c) Each Participant shall be immediately paid his or her share of the cash bonus pool that results from the foregoing calculation.

        For purposes of the Plan, a "Change of Control" shall mean any of the following:

                (i) Any "person" (as such term is used in Sections 13 (d) and 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is or becomes a beneficial owner of (or otherwise has the authority to vote), directly or indirectly, securities representing twenty percent (20%) or more of the total voting power of all the Company's then outstanding voting securities, unless through a transaction arranged by, or consummated with the prior approval of the U S WEST Board of Directors;

                (ii) Any period of two (2) consecutive calendar years during which there shall cease to be a majority of the U S WEST Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors any new director(s) whose election by the Board of Directors or nominations for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

                (iii) the Company becomes a party to a merger, consolidation or share exchange in which either (i) the Company will not be the surviving corporation or (ii) the Company will be the surviving corporation and any outstanding shares of Common Stock of the Company will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change of ownership of the Company) or other securities or cash or other property (excluding payments made solely for fractional shares); or
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                (iv)    Any other event that a majority of the U S WEST Board
of Directors, in its sole discretion, shall determine constitutes a Change of Control.

         6.2 Special Circumstances. If, prior to a distribution from the cash bonus pool, a participant (i) is discharged by the Company, (ii) is demoted, or (iii) becomes associated with, employed by or renders services to, or owns a material interest in any business that is competitive with the Company, the Committee shall have the authority to (a) reduce or cancel payments that would otherwise be paid from the cash bonus pool, (b) permit continued participation in the Plan or an early distribution therefrom, or (c) any combination of the foregoing.

                                  Section 7
                           MISCELLANEOUS PROVISIONS

        7.1 Assignment or Transfer. No opportunity shall be assignable or transferable by a participant.

        7.2 Costs and Expenses. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged against any participant.

        7.3 Other Incentive Plans. The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for employees.

        7.4 Effect on Employment. Nothing contained in this Plan or any agreement related hereto or referred to herein shall affect, or be construed as affecting, the terms of employment of any participant except to the extent specifically provided herein or therein. Nothing contained in this Plan or any agreement related hereto or referred to herein shall impose, or be construed as imposing, any obligation on (i) the Company to continue the employment of any participant and (ii) any participant to remain in the employ of the Company.





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        7.5  Pension Formula.  Unless otherwise prohibited by the Committee, awards under the Plan shall be used to compute a pension amount in the U S WEST Executive Non-Qualified Pension Plan and will be used to calculate coverage in the U S WEST Executive Life Insurance Program (if such coverage is elected). Awards shall not be considered compensation for purposes of the U S WEST Savings Plan/ESOP.

        7.6 Taxation. The Company shall have the right to deduct from any award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

        7.7 Amendment of Plan. The U S WEST Board of Directors shall have the right to suspend or terminate this Plan at any time and may amend or modify the Plan prior to the beginning of any Period.

                                  Section 8
                             PLAN ADMINISTRATION

        8.1 Committee Authority Delegation. The Committee shall have full power to administer and interpret the Plan and to establish rules for its administration. The Committee may designate Company employees to act in its behalf to engage in daily administration of the Plan. The Committee or its designee may administer the Plan in all respects including the proration or adjustment of awards in the case of retirements, terminations, entrance to or exit from a level of management, changes in base salary, dismissal or death and other conditions as appropriate.

        8.2 Governing Law. The Plan shall be governed by the laws of the state of Colorado and applicable federal law.

        8.3 Committee Reliance. The Committee, in making any determination under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and other entities and of counsel, public accountants and other professional expert persons.





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                                  Section 9
                              CLAIMS AND APPEALS

        9.1 Committee Procedure. Claims and appeals will be processed in accordance with the following procedures:

                (a) Any claim under the Plan by a participant or anyone claiming through a participant shall be presented to the Committee.

                (b) Any person whose claim under the Plan has been denied may, within sixty (60) days after receipt of notice of denial, submit to the Committee a written request for review of the decision denying the claim.

                (c) The Committee shall determine conclusively for all parties all questions arising in the administration of the Plan.

         9.2 Arbitration. Any dispute that may arise in connection with this Plan shall be determined solely by arbitration in Denver, Colorado under the rules of the American Arbitration Association. Any claim with respect to any benefit under this Plan must be established by a preponderance of the evidence submitted to the impartial arbitrator. The arbitrator shall have the authority to award the prevailing party damages incurred as a result of any breach, costs, reasonable attorneys' fees incurred in connection with the arbitration, and direct that the non-prevailing party pay the expenses of arbitration. The decision of the arbitrator (i) shall be final and binding; (ii) shall be rendered within ninety (90) days after the impanelment of the arbitrator; and
(iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. Sections 1-15, not state law, shall govern the arbitrability of all claims.

                                  Section 10
                             ADOPTION OF THE PLAN

        This Plan shall become effective on the date on which it is approved by shareholders of U S WEST, Inc.